Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use in this Registration Statement on Form S-1 of Foundation Healthcare, Inc. of our report dated April 9, 2012, except for the last three paragraphs of Note 1 and the applicability of the discontinued operations of the Company’s sleep diagnostic and therapy facilities described in Note 16, as to which the date is December 23, 2014, relating to our audit of the consolidated financial statements of Graymark Healthcare, Inc. as of and for the year ended December 31, 2011, which are incorporated by reference and appear in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such prospectus.

/s/ Eide Bailly LLP

Greenwood Village, Colorado

February 6, 2015